SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, DC 20549


                                SCHEDULE 13D
                               (RULE 13d-101)

         INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO 13d-1(a) AND AMENDMENTS THERETO FILED PURSUANT TO 13d-2(a)

                             (AMENDMENT NO. 2)

                       CAPSTEAD MORTGAGE CORPORATION
                              (NAME OF ISSUER)

                  COMMON STOCK, PAR VALUE $0.01 PER SHARE
                       (TITLE OF CLASS OF SECURITIES)

                                14067E 40 7
                               (CUSIP NUMBER)

                             Randal A. Nardone
                   Chief Operating Officer and Secretary
                    Fortress Registered Investment Trust
                      Sole member of Fortress Cap LLC
                        1301 Avenue of the Americas
                          New York, New York 10019
                               (212) 798-6100
               (NAME, ADDRESS AND TELEPHONE NUMBER OF PERSON
             AUTHORIZED TO RECEIVE NOTICES AND COMMUNICATIONS)

                                  COPY TO:

                             J. Gregory Milmoe
                  Skadden, Arps, Slate, Meagher & Flom LLP
                             Four Times Square
                       New York, New York 10036-6522
                               (212) 735-3000

                                July 1, 2000
          (DATE OF EVENT WHICH REQUIRES FILING OF THIS STATEMENT)


         If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), 13d(f) or 13d-1(g), check the following box |_| .



CUSIP NO. 1406E 40 7                   13D

-----------------------------------------------------------------------------
   1     NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
         FORTRESS CAP LLC (I.R.S. EMPLOYER IDENTIFICATION NUMBER [    ])
-----------------------------------------------------------------------------
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP        (a) |_|
         NOT APPLICABLE                                          (b) |_|
-----------------------------------------------------------------------------
   3     SEC USE ONLY
-----------------------------------------------------------------------------
   4     SOURCE OF FUNDS
         NOT APPLICABLE
-----------------------------------------------------------------------------
   5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
         TO ITEM 2(d) or 2(e)                                     |_|
-----------------------------------------------------------------------------
   6     CITIZENSHIP OR PLACE OF ORGANIZATION
         DELAWARE
-----------------------------------------------------------------------------
     NUMBER OF           7      SOLE VOTING POWER            - 0 -
      SHARES             ----------------------------------------------------
   BENEFICIALLY          8      SHARED VOTING POWER          - 8,301,017 -
     OWNED BY            ----------------------------------------------------
       EACH              9      SOLE DISPOSITIVE POWER       - 0  -
     REPORTING           ----------------------------------------------------
    PERSON WITH          10     SHARED DISPOSITIVE POWER     - 8,301,017 -

-----------------------------------------------------------------------------
  11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         - 8,301,017 -
-----------------------------------------------------------------------------
  12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
         SHARES                            |_|
-----------------------------------------------------------------------------
  13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         29.7% (BASED ON 22,590,431 SHARES OF COMMON STOCK OUTSTANDING AS OF JULY 11, 2000 AND ASSUMING FULL CONVERSION OF THE SERIES C AND SERIES D CONVERTIBLE PREFERRED STOCK OF CAPSTEAD BENEFICIALLY OWNED BY THE REPORTING PERSON)
-----------------------------------------------------------------------------
  14     TYPE OF REPORTING PERSON
         CO
-----------------------------------------------------------------------------



CUSIP NO. 1406E 40 7            13D                   PAGE 3 OF 10 PAGES

-----------------------------------------------------------------------------
   1     NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
         FORTRESS REGISTERED INVESTMENT TRUST (I.R.S. EMPLOYER IDENTIFICATION
         NUMBER [   ])
-----------------------------------------------------------------------------
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP        (a) |_|
         NOT APPLICABLE                                          (b) |_|
-----------------------------------------------------------------------------
   3     SEC USE ONLY
-----------------------------------------------------------------------------
   4     SOURCE OF FUNDS
         WC
-----------------------------------------------------------------------------
   5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
         TO ITEM 2(d) or 2(e)                                        |_|
-----------------------------------------------------------------------------
   6     CITIZENSHIP OR PLACE OF ORGANIZATION
         DELAWARE
-----------------------------------------------------------------------------
     NUMBER OF          7      SOLE VOTING POWER             - 0 -
      SHARES            -----------------------------------------------------
   BENEFICIALLY         8      SHARED VOTING POWER           - 8,301,017 -
     OWNED BY           -----------------------------------------------------
       EACH             9      SOLE DISPOSITIVE POWER        - 0  -
     REPORTING          -----------------------------------------------------
    PERSON WITH         10     SHARED DISPOSITIVE POWER      - 8,301,017 -
-----------------------------------------------------------------------------
  11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         - 8,301,017 -
-----------------------------------------------------------------------------
  12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
         SHARES                                          |_|
-----------------------------------------------------------------------------
  13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         29.7% (BASED ON 22,590,431 SHARES OF COMMON STOCK OUTSTANDING AS OF JULY 11, 2000 AND ASSUMING FULL CONVERSION OF THE SERIES C AND SERIES D CONVERTIBLE PREFERRED STOCK OF CAPSTEAD BENEFICIALLY OWNED BY THE REPORTING PERSON)
-----------------------------------------------------------------------------
  14     TYPE OF REPORTING PERSON
         CO
-----------------------------------------------------------------------------



CUSIP NO. 1406E 40 7                     13D              PAGE  4 OF 10 PAGES

-----------------------------------------------------------------------------
   1     NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
         FORTRESS INVESTMENT FUND LLC
         (I.R.S. EMPLOYER IDENTIFICATION NUMBER [   ])
-----------------------------------------------------------------------------
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP          (a) |_|
         NOT APPLICABLE                                            (b) |_|
-----------------------------------------------------------------------------
   3     SEC USE ONLY
-----------------------------------------------------------------------------
   4     SOURCE OF FUNDS
         NOT APPLICABLE
-----------------------------------------------------------------------------
   5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
         TO ITEM 2(d) or 2(e)                                         |_|
-----------------------------------------------------------------------------
   6     CITIZENSHIP OR PLACE OF ORGANIZATION
         DELAWARE
-----------------------------------------------------------------------------
     NUMBER OF      7    SOLE VOTING POWER              - 0 -
      SHARES        ---------------------------------------------------------
   BENEFICIALLY     8    SHARED VOTING POWER            - 8,301,017 -
     OWNED BY       ---------------------------------------------------------
       EACH         9    SOLE DISPOSITIVE POWER         - 0  -
     REPORTING      ---------------------------------------------------------
    PERSON WITH     10   SHARED DISPOSITIVE POWER       - 8,301,017 -
-----------------------------------------------------------------------------
  11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         - 8,301,017 -
-----------------------------------------------------------------------------
  12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
         SHARES                                                  |_|
-----------------------------------------------------------------------------
  13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         29.7% (BASED ON 22,590,431 SHARES OF COMMON STOCK OUTSTANDING AS OF JULY 11, 2000 AND ASSUMING FULL CONVERSION OF THE SERIES C AND SERIES D CONVERTIBLE PREFERRED STOCK OF CAPSTEAD BENEFICIALLY OWNED BY THE REPORTING PERSON)
-----------------------------------------------------------------------------
  14     TYPE OF REPORTING PERSON
         CO
-----------------------------------------------------------------------------



CUSIP NO. 1406E 40 7                  13D                PAGE  5 OF 10 PAGES

-----------------------------------------------------------------------------
   1     NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
         FORTRESS INVESTMENT GROUP LLC
         (I.R.S. EMPLOYER IDENTIFICATION  NUMBER [   ])
-----------------------------------------------------------------------------
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP            (a) |_|
         NOT APPLICABLE                                              (b) |_|
-----------------------------------------------------------------------------
   3     SEC USE ONLY
-----------------------------------------------------------------------------
   4     SOURCE OF FUNDS
         NOT APPLICABLE
-----------------------------------------------------------------------------
   5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
         ITEM 2(d) or 2(e)                                        |_|
-----------------------------------------------------------------------------
   6     CITIZENSHIP OR PLACE OF ORGANIZATION
         DELAWARE
-----------------------------------------------------------------------------
     NUMBER OF     7      SOLE VOTING POWER              - 0 -
      SHARES
   BENEFICIALLY    8      SHARED VOTING POWER            - 8,301,017 -
     OWNED BY
       EACH        9      SOLE DISPOSITIVE POWER         - 0  -
     REPORTING
    PERSON WITH    10     SHARED DISPOSITIVE POWER       - 8,301,017 -
-----------------------------------------------------------------------------
  11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         - 8,301,017 -
-----------------------------------------------------------------------------
  12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
         SHARES                                          |_|
-----------------------------------------------------------------------------
  13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         29.7% (BASED ON 22,590,431 SHARES OF COMMON STOCK OUTSTANDING AS OF JULY 11, 2000 AND ASSUMING FULL CONVERSION OF THE SERIES C AND SERIES D CONVERTIBLE PREFERRED STOCK OF CAPSTEAD BENEFICIALLY OWNED BY THE REPORTING PERSON)
-----------------------------------------------------------------------------
  14     TYPE OF REPORTING PERSON
         CO
-----------------------------------------------------------------------------




         This Amendment No. 2 ("Amendment") to the Statement on Schedule
13D dated December 17, 1999, as amended by Amendment No. 1 thereto dated February 22, 2000 (the "Schedule 13D") filed by Fortress Cap LLC, a
Delaware limited liability company ("Cap LLC"), Fortress Registered
Investment Trust, a Delaware business trust ("Fortress Trust"), Fortress Investment Fund LLC, a Delaware limited liability company ("Fortress Fund") and Fortress Investment Group LLC, a Delaware limited liability company ("Fortress Group"), relates to the common stock, par value $.01 per share
(the "Common Stock"), of Capstead Mortgage Corporation, a Maryland corporation ("Capstead"). This Amendment also amends the Schedule TO filed on May 12, 2000, as amended by Amendment No. 1 thereto dated June 12, 2000 and Amendment No. 2 thereto dated July 6, 2000 filed by Cap LLC, Fortress Trust, Fortress Fund and Fortress Group. This Amendment is filed jointly by Cap LLC, Fortress Trust, Fortress Fund and Fortress Group. All capitalized terms used but not defined herein have the meanings ascribed to them in the
Schedule 13D.


ITEM 5.

         Item 5 (c) is hereby amended and supplemented to add the following:

         On July 3, 2000, Fortress Investment Fund LLC (together with its affiliates, "Fortress") announced the completion of its $9.00 per share cash tender offer for up to 5,000,000 shares of Common Stock of Capstead commenced on May 12, 2000. The tender offer expired at 12:01 a.m., New York City time, on Saturday, July 1, 2000, at which time 2,923,017 shares of Capstead Common Stock were validly tendered, including guaranteed deliveries. Based on the 22,590,431 shares of Capstead Common Stock outstanding following its 1 for 2 reverse stock split which was effective on May 8, 2000, Fortress owns 29.7% of the total issued and outstanding shares of Capstead Common Stock, assuming full conversion of the Series C and Series D preferred shares of Capstead owned by Fortress.


                                 SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

July 12, 2000


                                     FORTRESS CAP LLC


                                By:  /s/ Randal A. Nardone
                                     -----------------------------
                                     Randal A. Nardone, as
                                     Chief Operating Officer and Secretary of
                                     Fortress Registered Investment Trust,
                                     sole member of Fortress Cap LLC



                                 SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

July 12, 2000


                                     FORTRESS REGISTERED
                                     INVESTMENT TRUST


                                By:  /s/ Randal A. Nardone
                                     ---------------------------------------
                                     Randal A. Nardone, as
                                     Chief Operating Officer and Secretary of
                                     Fortress Registered Investment Trust



                                 SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

July 12, 2000


                                     FORTRESS INVESTMENT FUND, LLC


                                By:  /s/ Randal A. Nardone
                                     -------------------------------------
                                     Randal A. Nardone, as
                                     Chief Operating Officer and Secretary of
                                     Fortress Fund MM, LLC, managing member
                                     of Fortress Investment Fund, LLC



                                 SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

July 12, 2000


                                     FORTRESS INVESTMENT GROUP LLC


                                By:  /s/ Randal A. Nardone
                                     -------------------------------------
                                     Randal A. Nardone, as
                                     Chief Operating Officer and Secretary
                                     of Fortress Investment Group LLC